Exhibit 99.1

Ovid Therapeutics to Host R&D Day on June 27, 2019

Program to feature regulatory and clinical program updates and presentations from thought leaders on Angelman syndrome, Fragile X syndrome, and rare developmental and epileptic encephalopathies (DEE)

NEW YORK – June 18, 2019 - Ovid Therapeutics Inc. (NASDAQ: OVID), a biopharmaceutical company committed to developing medicines that transform the lives of people with rare neurological disorders, today announced that it will host an R&D Day on Thursday, June 27, 2019 from 12:00 p.m. to 3:00 p.m. EDT in New York City. Members of Ovid’s senior management team will review the company’s current development programs and provide regulatory and clinical program updates. In addition, Ovid expects to outline key anticipated milestones and events for the second half of 2019.

Ovid’s R&D Day will also feature presentations and discussions from the following external clinician experts:

•	Cesar A. Ochoa-Lubinoff, MD, MPH, FAAP, Head, Division of Developmental-Behavioral Pediatrics, Rush Children's Hospital - Rush University Medical Center;

•	Alex Kolevzon, MD, Professor of Psychiatry and Pediatrics and Director, Child and Adolescent Psychiatry, Icahn School of Medicine at Mount Sinai; and

•	Daniel Tarquinio, DO, MS, Founder, Center for Rare Neurological Diseases in Norcross, GA.

A live audio webcast of the R&D Day can be accessed through the Events & Presentations section of the company's website at investors.ovidrx.com. An archived replay of the webcast will be available on the company's website for 90 days following the event.

Investors, equity research analysts and others interested in attending the event may contact Events.Ovid@burnsmc.com.

About Ovid Therapeutics

Ovid Therapeutics (NASDAQ: OVID) is a New York-based biopharmaceutical company using its BoldMedicine™ approach to develop medicines that transform the lives of patients with rare neurological disorders. Ovid has a broad pipeline of potential first-in-class medicines. The company's most advanced investigational medicine, OV101, is currently in clinical development for the treatment of Angelman syndrome and Fragile X syndrome. Ovid is also developing

V9

OV935/TAK-935 in collaboration with Takeda Pharmaceutical Company Limited for the potential treatment of rare developmental and epileptic encephalopathies (DEE).

For more information on Ovid, please visit http://www.ovidrx.com/.

Contacts

Investors and Media:

Ovid Therapeutics Inc.

Investor Relations & Public Relations

irpr@ovidrx.com

OR

Investors:

Alex Gray

Burns McClellan, Inc.

agray@burnsmc.com

(212) 213-0006